Exhibit (a)(5)

i2 Telecom International, Inc.

Participation Statement

Pursuant to the

Offer to

Exchange Options

[Name of Participant]

Number of Unexercised Shares Underlying Eligible Options
Eligible Option Grant Date	Eligible Option Expiration Date	Eligible Option Exercise Price
Total Number of New Shares to be issued if all Eligible Options are Tendered in Full

Totals

Legal Notices

This Participation Statement is governed by the actual terms and conditions set forth in the Offer to Exchange provided to you at the commencement of the Offer.

You are strongly advised to read the Offer to Exchange that will be filed on Schedule TO and the other documents related to the Offer filed with the Securities and Exchange Commission because they contain important information. You may obtain copies of these documents for free at the Securities and Exchange Commission website (www.sec.gov) or from the Company, by contacting Paul R. Arena, at (404) 567-4750.

The “Eligible Option Exercise Price” and “Number Of Unexercised Shares Underlying Eligible Options” columns reflect the 1:10 reverse stock split effected by i2 Telecom International, Inc. in May 2009.